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                                                                   Exhibit 10.18

                           EARLY RETIREMENT AGREEMENT
                           --------------------------

         This Early Retirement Agreement is between Ferdinand F. Korndorf, an individual, and Deere & Company, a Delaware corporation (the "Company").

         WHEREAS, Mr. Korndorf has requested through the use of his deferred, accrued, newly earned, and unused vacation, to conclude his active employment beginning 01 August 2001 and thereafter to retire, effective 28 February 2002, under the terms and conditions of the John Deere Pension Plan for Salaried Employees, the undersigned parties have agreed to settle any actual or potential dispute now and forever with respect to Mr. Korndorf's employment or election to retire.

         NOW THEREFORE, in consideration for the promises above and the covenants and undertakings expressed below and those expressed in the Non-Competition Agreement executed contemporaneously and attached and incorporated by reference herein, the undersigned parties agree as follows:

         1.   In consideration for:

         (A)  cash payment. The payment of $1,139,010.00 as a lump sum payment
              ------------
              (less applicable withholdings) on 1 March 2002;

         (B)  insurance benefits. The continuation of health, accident, and life
              ------------------
              insurance benefits, at the employee-contributory rate through 31 August 2004 (as provided under and subject to the terms, conditions, restrictions, and limitations of the applicable benefit plans), said employee-contributory payments to be made by Mr. Korndorf to the Company by the first calendar day of each of the 30 months;

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           (C)      Performance Bonus. The continuation of eligibility for
                    -----------------
                    payment of a Performance Bonus, if such a Bonus is paid for fiscal year 2001, and on a prorated basis through 28 February 2002 if one is paid for fiscal year 2002, and thereafter from 01 March 2002 through 31 August 2004 calculated and paid on a prorated basis at the higher of the target percentage rate of 70% of current base salary or actual award for each of those years, payable in January following the close of each fiscal year 2002, 2003 and 2004 in accordance with the plan's terms and conditions;

           (D)      long term incentive award. Eligibility for the December 2001
                    -------------------------
                    long term incentive award delivered at Mr. Korndorf's choice as either (a) stock options equal to eight times current annual base salary divided by the share price on the date of grant or (b) a lump sum cash payment equal to the Black-Scholes value of the same number of stock options as in (a) above, with a default to choice (a) unless Mr. Korndorf's notification of his choice being (b) is delivered in writing or via e-mail to the Company on or before 05 December 2001, and with a lump sum cash payment, if elected, delivered to Mr. Korndorf on 15 January 2002;

           (E)      relocation allowance. Payment of expenses for the sale of
                    --------------------
                    Mr. Korndorf's residence located at 6075 Shadowbrook Drive, Bettendorf, Iowa and for the costs associated with relocation, including, purchase, if necessary, by the Company of said residence, movement of

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               household goods to a new primary residence more than fifty miles outside the Quad Cities metropolitan area, for the time period beginning 01 August 2001 and ending on 31 August 2004, for relocation within the continental United States, unless re-employment occurs during that period and Mr. Korndorf's new employer provides the same relocation benefits, in which case, this provision becomes null and void. Mr. Korndorf shall provide the Company a summary of the relocation benefits provided by such new employer;

        (F)    executive career continuation. Career continuation services,
               -----------------------------
               including coverage of reasonable and necessary travel expenses to and from Chicago for that purpose, for up to twelve months from the date on which Mr. Korndorf shall engage such services, but in no event commencing later than 1 March 2002;

        (G)    life insurance benefits. Payment upon Mr. Korndorf's death
               -----------------------
               between 28 February 2002 and 31 August 2009, of a supplemental amount equal to $715,608.00, representing the difference between his retirement life insurance benefit and two times his present base annual salary, unless re-employment occurs during that period and Mr. Korndorf's new employer provides the same level of coverage, in which case this provision becomes null and void. Mr. Korndorf shall provide the Company a summary of the life insurance benefits coverage provided by such new employer. Said payment to be made to Mr. Korndorf's beneficiaries designated herein as follows: to

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               Bernadette Korndorf, his wife, as his primary beneficiary
               ("Beneficiary"), unless she should predecease him, in which case to his then living descendents, per stirpes, as his contingent beneficiaries, with the foregoing designation of beneficiaries remaining subject to change upon written notice by Mr. Korndorf to the Company;

       (H)     restricted stock. Eligibility, in accordance with the terms and
               ----------------
               conditions of the applicable Committee on Compensation of the Board of Directors Resolution, for the December 1998 retention grant of 11,528 shares of restricted stock vesting in December 2001 and on a prorated basis through 28 February 2002, the retention grant of 11,528 shares of stock vesting in December 2002, forfeiture of the remaining portion of the grant vesting in December 2002 and all of the grant vesting in December 2003 unless the forfeiture is otherwise reversed by the Committee on Compensation during the September 2001 meeting, in line with the agreement between Mr. Korndorf and Mr. Robert Lane, Chief Executive Officer of the Company, for review and consideration of Mr. Korndorf's request for waiver of the retention requirements set forth by the Committee at the time of the grant, said agreement being memorialized in the correspondence from Robert Lane to Mr. Korndorf, a true and accurate copy of said correspondence being attached to this Agreement and incorporated herein by reference;

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       (I)     company equipment loan program. Eligibility for continued
               ------------------------------
               participation in the John Deere Executive Equipment Loan Program through 31 August 2004, at which point the loaned equipment in Mr. Korndorf's possession will be returned to the Company, unless Mr. Korndorf chooses to purchase the equipment under the same terms as those offered other participants in the Program at the time of their retirement, which is at a predetermined discount based on the age of said equipment at the time of purchase. Should Mr. Korndorf sell his Apple River Lake residence, where he utilizes the loaned equipment, prior to 31 August 2004, such equipment will be returned to the Company at that time, with the same purchase provision;

       (J)     use of Company computer equipment. At the Company's sole
               ---------------------------------
               election, through 28 February 2002, continued use of Company computer equipment, currently in Mr. Korndorf's possession, and access to Company e-mail, at which time both access shall cease and the aforementioned property shall be returned to the Company. A listing of said Company equipment applying to this provision is attached to this Agreement and incorporated herein by reference, and;

       (K)     miscellaneous. The other items set forth in this Agreement; Mr.
               -------------
               Korndorf, his heirs, representatives, successors, and assigns hereby fully and forever release and discharge the Company, its subsidiary and affiliated companies, and their respective officers,

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                        directors, employees, successors and assigns from any
                        and all demands, claims, charges, or suits, known or unknown, which he, his heirs, representatives, successors, or assigns have or may have against the Company, its subsidiary or affiliated companies, their respective officers, directors, employees, successors or assigns relating in any manner whatsoever to Mr. Korndorf's employment or election to retire, regardless of what the claims are based upon and whether such claims arise or could arise under common law, contract, tort, the labor laws or employment discrimination laws, such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Illinois Civil Rights Act, ERISA, or under any other statute, rule, ordinance, or administrative regulation, whether of federal, state or local origin.

                        This provision means that Mr. Korndorf, his heirs, representatives, successors and assigns agree not to file a claim, charge, or lawsuit against the Company, its subsidiary or affiliated companies, or their respective officers, directors, employees, successors, or assigns as a result of his employment or election to retire from employment with the Company.

               2. The Company, its subsidiary and affiliated companies, and their respective officers, directors, employees, successors and assigns, hereby fully and forever release and discharge Mr. Korndorf, his heirs, representatives, successors, and assigns from any and all demands,

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                  claims,  charges, or suits, known or unknown, which the
                  Company, its subsidiary and affiliated companies, and their respective officers, directors, employees, successors and assigns have or may have against Mr. Korndorf, his heirs, representatives, successors and assigns relating in any manner whatsoever to Mr. Korndorf's employment or election to retire, regardless of what the claims are based upon and whether such claims arise or could arise under common law, contract, tort, or under any other statute, rule, ordinance, or administrative regulation, whether of federal, state or local origin. The Company further agrees to indemnify Mr. Korndorf in the future for any claim arising out of his employment by the Company to the same extent that it would have indemnified him during his employment.

         3. Neither the Company nor Mr. Korndorf is prohibited from filing a claim, charge, or lawsuit for rights or claims that arise or occur after the date this document is signed by the parties, including but not limited to, claims to enforce any of the terms of this Agreement.

         4. Nothing contained in this Agreement shall bar Mr. Korndorf from pursuing any claim, charge or lawsuit relating to any employee and/or retirement benefits of the Company referred to in this Agreement or to which he is otherwise entitled, including, but not limited to, claims arising under ERISA.

         5. Mr. Korndorf agrees to return within eight (8) days of signing this Agreement all of the following property now in his possession and

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                  belonging to the Company: including Company Identification and building access card, the Company-issued American Express Corporate card, AT&T Corporate card, Company-issued cell phone, executive garage door opener and Company documents (other than communiques and benefit plan documents provided to employees). Company property listed in the section 1 (J) attachment shall be returned under the terms of the language in that provision.

         6. Mr. Korndorf agrees that he will not use or give to others, any trade secrets or confidential information belonging to the Company or others with whom the Company does business. Examples of what may be considered as trade secrets or confidential information are designs, processes, systems, computer programs, writing, research and development information, financial data and marketing strategies. This provision is not intended and shall not be construed so as to prevent Mr. Korndorf from seeking and obtaining gainful employment so long as such employment does not violate the Non-Competition Agreement executed by Mr. Korndorf contemporaneous with this Agreement.

                  Mr. Korndorf, and his agents and representatives, agree not to make or publish in any public medium any disparaging allegations, remarks, or statements about the Company, its subsidiary and/or affiliated companies, their respective products or services, or their current or former officers, directors, or employees. Likewise, the Company, its agents and representatives, agree not to make or publish in any public medium any

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               disparaging allegations, remarks, or statements about Mr.
               Korndorf. Neither party shall be prohibited from making truthful statements when required by a court or other regulatory body of competent jurisdiction. Reference statements made by the Company, its agents or representatives to prospective employers of Mr. Korndorf shall be consistent with Company policy regarding former employees, which is restricted to confirming dates of employment, last position and title held and in the case of retirees, retirement.

       8. For a period of two (2) years following the date of his retirement, Mr. Korndorf, and his agents and representatives, agree not to solicit, hire, or attempt to hire any employee of the Company, its subsidiary or affiliated companies (hereinafter, collectively, "employee(s) of the Company"), nor interfere with or attempt to interfere with the employment relationship between the Company and any employee(s) of the Company, nor cause any employee(s) of the Company to quit, resign, or leave their employment with the Company for any reason or purpose whatsoever, except in those instances in which the application for employment by or recruitment of employee(s) of the Company by an employer of Mr. Korndorf's shall be initiated without his involvement. Nothing in this Agreement shall bar Mr. Korndorf from providing personal references for employee(s) of the Company.

       9. The parties agree that any violation of this Agreement by Mr. Korndorf or by any agent or representative of his shall constitute a material breach

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               and will cause irreparable damage to the Company and that it would be exceedingly difficult, if not impossible, to ascertain with certainty the monetary damages the Company would suffer as a result of such breach. Therefore, if a violation occurs, Mr. Korndorf shall be liable for liquidated damages in the amount of $10,000 for each such breach. The Company shall be entitled to injunctive relief to restrain Mr. Korndorf or anyone acting on his behalf from violating this Agreement.

          10. In the event that it shall become necessary for either the Company or Mr. Korndorf to pursue legal action to enforce the terms of this Agreement or a dispute arises with respect to an alleged breach or the interpretation of any of the terms of this Agreement, the prevailing party in any such litigation shall be entitled to recover from the non-prevailing party all costs of the litigation, including the prevailing party's reasonable attorney's fees incurred in prosecuting or defending the litigation.

          11. The parties agree that the terms of this Agreement shall remain confidential and shall not be disclosed by either party without the express written consent of the other party. This does not prevent Mr. Korndorf, however from disclosing the terms and conditions of the Agreement to his immediate family, legal counsel, tax preparers, financial institutions (including, but not limited, to lenders) or accountants; provided, however, that such persons agree to be bound by the confidentiality provisions of this Agreement. It shall not be a violation of this Agreement for a party to reveal the terms of this Agreement if required to do so by legal process,

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               rule or regulation. Nor shall it be a violation of this Agreement for a party to reveal the terms of this Agreement by order of any court or government agency or instrumentality thereof or in an action either to enforce the terms of this Agreement or to recover damages for the breach or violation of a provision or terms of this Agreement.

          12. Mr. Korndorf acknowledges and agrees that he has read and fully understands and appreciates the legal consequences of executing this Agreement; that he was given a copy of this Agreement and afforded a reasonable period of time to consider this Agreement before signing it; that he has consulted with legal counsel of his own choice, or at least has had ample opportunity to do so, before signing this Agreement; and that the Company has suggested that he consult such legal counsel before executing this Agreement.

          13. Mr. Korndorf understands that he may change his mind and may revoke this Agreement for a period of eight (8) days following the day he signs it. Revocation must be in writing and mailed, hand-delivered or e-mailed to the Company to the attention of:
               Sherri Martin, Manager, Human Resources, Deere & Company, One John Deere Place, Moline, IL 61265-8098. This Agreement may not be enforced until after the revocation period has expired. Return of Company property and required contact on Mr. Korndorf's part as noted in this agreement are also to be with Sherri Martin and her successors and assignees.

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          14.  Should Mr. Korndorf die before 31 August 2004, all benefits and provisions provided to Mr. Korndorf in this Agreement shall transfer to his designated Beneficiary herein, with the exception of the prorated, short-term, Bonus payment as specified in
               Section 1 (C), which shall be payable to his designated Beneficiary through 31 January 2005. Mr. Korndorf agrees to maintain all beneficiary designations under the applicable benefit plans consistent with the current designated beneficiary and/or any modified beneficiary designation (s) under this agreement.

          15. Provisions of the Equity Incentive Plan, Premium Priced Options, the Savings and Investment Plan, Voluntary Deferred Compensation, and other normal retirement benefits not specified within this Agreement, are summarized in the Attachment to this Agreement, which is incorporated herein by reference. Copies of the foregoing plan and benefits documentation have been previously provided to Mr. Korndorf for his review prior to execution of this Agreement.

          16. This Agreement, including the three (3) attachments hereto and incorporated herein by reference ((1) the letter of agreement from Robert Lane to Mr. Korndorf referenced in section 1(H), above, (2) the list of Company equipment referenced in section 1(J), above, and (3) the summary of retirement benefits, referenced in section 15, above) contains all of the terms and conditions agreed upon, and supersedes all other agreements, oral or otherwise, regarding the subject matters set forth in this Agreement. If any part of this Agreement other than Section 1 is

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               deemed invalid or unenforceable, if shall be considered severed and deleted from this Agreement entirely without affecting any of the other terms and conditions of this Agreement, which shall remain in full force and effect as written. Section 1 shall at all times be considered an essential provision of this Agreement in all respects.

         IN WITNESS WHEREOF, the parties have knowingly and voluntarily executed this Agreement on the date so indicated.

                                          DEERE & COMPANY

 /s/ Ferdinand F. Korndorf
----------------------------              By /s/ Mertroe B. Hornbuckle
     Ferdinand F. Korndorf                   -----------------------------------
                                          Print Name Mertroe B. Hornbuckle
                                                     ---------------------------
                                          Title Vice President, Human Resources
                                                --------------------------------
Date August 10, 2001                      Date August 10, 2001
     -----------------------                   ---------------------------------

THE COMPANY SUGGESTS THAT YOU CONSULT WITH AN ATTORNEY OF YOUR OWN CHOICE BEFORE SIGNING THIS EARLY RETIREMENT AGREEMENT AND RELEASE.

                                       13

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                  Attachment to the Early Retirement Agreement

                              Ferdinand F. Korndorf

Based on your election to retire effective 28 February 2002 and defer commencement of your pension benefit until age 55, 31 August 2004, the following summary information pertaining to your retirement benefits is provided:

Pension Benefits

Your pension benefits have been calculated and are presented below. As indicated, you are entitled to pension payments from three Plans. The John Deere Pension Plan for Salaried Employees is a qualified plan with limitations on benefits as required by the Internal Revenue Code. The John Deere Senior Supplementary Pension Benefit Plan is an unfunded plan providing the "excess benefits" limited in the qualified plan. The John Deere Supplemental Pension Benefit Plan is another unfunded plan providing additional benefits based on your years of service as an executive and on your incentive compensation. Full surviving spouse coverage is provided under all three Plans. You may choose to receive the Supplemental and/or Supplementary Pension Plan benefits in a lump sum, in which case survivor coverage for Bernadette Korndorf would be limited to your pension benefit from the qualified plan. The value of survivor benefits provided under the Supplemental and Supplementary Pension Plans will be included in the lump sum payment, assuming you choose the Reduced Level benefit option on the date you elect to begin receiving retirement payments.

The following is an estimate of your monthly payments you will receive from the John Deere Pension Plan for Salaried Employees; the Supplementary and Supplemental benefit plans deferred to your age 55.

Qualified Plan Reduced for 55% Surviving Spouse benefits:  $4,848.00

Supplementary Plan Reduced for 55% Surviving Spouse benefits: $6,759.46 or an estimated Lump Sum present value of $1,187,327.34

Supplemental Plan Reduced for 55% Surviving Spouse benefits: $1,353.64 or an estimated Lump Sum present value of $237,772.51

Payment of a Performance Bonus award in December 2001 and any prorated Performance Bonus earned through February 2002 will be credited to your career average earnings and may increase the payment from the Supplemental Plan shown above. Additionally, any changes in IRS limitations and interest rates can impact the lump sum values shown above.

Should you not wish to defer receipt of your pension until 31 August 2004, the following benefits are payable beginning 1 March 2002:

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Attachment to the Early Retirement Agreement
Ferdinand F. Korndorf
Page 2


Qualified Plan Reduced for 55% Surviving Spouse benefits:  $4,012.00

Supplementary Plan Reduced for 55% Surviving Spouse benefits: $6,176.66 or an estimated Lump Sum present value of $1,124,260.69

No Supplemental Plan benefits are payable since you do not meet the early retirement eligibility requirement under the Contemporary Option. For this same reason, Performance Bonus payments will not affect any pension benefit.

Medicare FICA Tax

Benefits payable from the Supplemental and Supplementary Pension Plans are subject to 1.45% Medicare FICA Tax. The tax due on the Supplementary and Supplemental Plan lump sum payments are due at retirement or when you elect to receive payment, whichever is later, whether or not you choose to take the payments in lump sum or as an annuity.

Equity Incentive Plan

Effective with your retirement, the grant made in 1998 will be reduced pro-rata based on the time elapsed in the performance period and continue without modification. The pro-rated grant will then vest or be forfeited at the end of the performance period based on company performance in accordance with the terms of the Plan, including bonus award eligibility. The number of shares is as follows:

         Grant Date              Original Grant                   Reduced Grant
         ----------              --------------                   -------------
            1998                 13,012 Shares                    10,843 Shares


Premium Priced Options

Effective with your retirement, the grants made in 1997 and 1998 will continue without modification. If the 50% premium is not achieved in the first five years, the options will vest on 10 December 2002 and 9 December 2003, respectively and expire three months later.

If the 50% premium is achieved in the first five years, the performance cycle continues in retirement and the above options will become exercisable until expiration five years

Attachment to the Early Retirement Agreement
Ferdinand F. Korndorf
Page 3

subsequent to your 28 February 2002 retirement, on 28 February 2007. Vested shares have the shorter of five years or the remaining period to expiration at retirement.

Stock Option Grant for Fiscal 2002

You will receive (a) the maximum grant of stock options equal to eight times current annual base salary divided by the share price on the date of grant, or
(b) you may elect a payment equal to the Black-Scholes value of the same number of stock options as in (a) above to be delivered in a lump sum cash payment on 15 January 2002. You must advise the Company of your choice of the lump sum cash payment by 5 December 2001, or you will receive the stock options.

Restricted Stock

You will remain eligible, in accordance with the terms and conditions of the applicable Committee on Compensation of the Board of Directors Resolution, for the December 1998 retention grant of 11,528 restricted shares vesting in December 2001, and on a prorated basis through 28 February 2002, for the retention grant of 11,528 shares vesting in December 2002. As of your retirement, forfeiture of the remaining portion of the grant vesting in December 2002 and all of the grant vesting in December 2003 will occur unless the forfeiture is otherwise reversed by the Committee on Compensation during the September 2001 meeting, in line with the agreement between Mr. Korndorf and Mr. Robert Lane, Chief Executive Officer of the Company, for review and consideration of Mr. Korndorf's request for waiver of the retention requirements set forth by the Committee at the time of the grant.

Voluntary Deferred Compensation

Compensation and Performance Bonus deferred under the Voluntary Deferred Compensation program will be paid based on your irrevocable elections as a result of your retirement.

Attachment to the Early Retirement Agreement
Ferdinand F. Korndorf
Page 4

Savings and Investment Plan

Contributions to your Savings and Investment Plan will terminate as of 28 February 2002. You may retain your account balance until such time as you elect to take a distribution. You must begin taking a "minimum required distribution"
(MRD) no later than 30 April following the year in which you reach age 70-1/2. You will be notified by Fidelity Investments when your MRD is due and the necessary documents will be mailed to you. Information on other SIP distribution options is available by calling the John Deere Savings Plan Service Center at 1-800-354-3427.

Stock Transactions When You Have Material Undisclosed Information

As a reminder, the Securities and Exchange Commission prohibitions against purchasing or selling Deere stock (including shares acquired through benefit plans) or advising or influencing others to do so when you are aware of material undisclosed information continue to apply following your active employment and retirement. Any current or former insider aware of information that would affect a decision to buy or sell stock that is not generally available to the public must abstain from trading until the information is disclosed. The prohibition will continue until you are no longer aware of material undisclosed information and it applies to all Deere stock owned or controlled by you, members of your family living with you and by entities which you or a member of your immediate family control.